SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                    Commission File Number   333-14253
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                            MLCC Mortgage Investors, Inc.
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            (Exact name of registrant as specified in its charter)

    4802 Deer Lake Drive East, Jacksonville, FL 32246, Tel: (904) 218-6000
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               $363,791,000 (Approximate) Class A Certificates
           ML Revolving Home Equity Loan Asset Backed Certificates, Series
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           1997-1
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           (Title of each class of securities covered by this Form)

                                    None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)           / /       Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii)          / /       Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)           / /       Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii)          / /       Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)           / /

     Approximate  number of  holders of  record  as of  the certification  or
notice date:   20
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     Pursuant to the requirements of the Securities Exchange Act of 1934, MLCC Mortgage Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January   29  , 1998            BY: /s/ Laurel A. Davis
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                                         Name:  Laurel A. Davis
                                       Title: Vice President and Assistant
                                              Secretary